Exhibit No. 99.1

Trimble Navigation Limited 935 Stewart Drive Sunnyvale, CA 94085 +1 408.481.8000 +1 408.481.8488

NEWS RELEASE

Contacts:	Willa McManmon	Lea Ann McNabb
	Investors	Media
	408-481-7838	408-481-7808
	willa_mcmanmon@trimble.com	leaann_mcnabb@trimble.com

Trimble Announces Agreement with Internal Revenue Service and Updates Guidance
-- One time charge of approximately $33 million in second quarter of 2010
-- Ongoing tax rate reduced by 5 to 7 points

SUNNYVALE, Calif., May 11, 2010 — Trimble (NASDAQ:TRMB) today announced that it has reached an agreement with the Internal Revenue Service (“IRS”) with respect to its audit of Trimble’s income tax returns for the years 2005, 2006 and 2007. As part of the audit, the IRS examined the valuation and payment arrangement for the 2006 license of specified Trimble intellectual property rights to a foreign-based Trimble subsidiary. The consideration for this license was established based on the Company’s estimate of the ongoing royalties that would have been received in a similar license arrangement to an unrelated third-party licensee. Pursuant to the resolution, Trimble agreed to accelerate the payments under the existing royalty arrangement leading to a one-time lump-sum payment. The resolution of this and all matters related to this audit will result in a charge to Trimble’s second quarter 2010 Condensed Consolidated Statements of Income of approximately $33 million, due to a one-time payment to the IRS and state agencies offset by applicable reserves. As a result, excluding this one-time charge, Trimble’s ongoing tax rate for 2010 and the foreseeable future beyond 2010 is expected to be 22 percent to 24 percent.

Updated Second Quarter 2010 Guidance
Excluding the one-time charge noted above, Trimble expects a tax-rate of 16 percent to 18 percent in the second quarter of 2010. Therefore, Trimble is revising its non-GAAP earnings per share guidance for the second quarter of 2010 to $0.39 to $0.41. Second quarter 2010 GAAP earnings per share are expected to be between ($0.01) and $0.01 due to the one-time tax charge in this quarter only. Non-GAAP guidance for the second quarter of 2010 excludes the amortization of intangibles of $13.9 million related to previous acquisitions, the anticipated impact of stock-based compensation expense of $5.6 million and the estimated $33 million tax charge. Both GAAP and non-GAAP earnings per share assume 124.0 million shares outstanding. Excluding the estimated $33 million tax charge, the ongoing tax rate for the full year 2010 and foreseeable future beyond 2010 is expected to be 22 percent to 24 percent.

Safe Harbor
Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for Trimble’s ongoing tax rate and the ability to deliver the earnings per share that Trimble has guided for the second quarter and full year 2010, the anticipated impact of stock-based compensation expense, the amortization of intangibles related to previous acquisitions, and the amount of shares outstanding for earnings per share calculations. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. If the current economic conditions in the U.S. and Europe worsen it may negatively impact our customers’ purchasing decisions worldwide, including in emerging markets. In addition, the Company’s results may be adversely affected if the Company is unable to market, manufacture, and ship new products. Any weakening of our accounts receivable or write-off of goodwill could also impair our financial results. Trimble still has open state and foreign audits and could experience IRS audits for years other than 2005 through 2007, which could change its effective tax rate. Additionally, the geographic mix of Trimble’s income, as well as any changes in tax legislation could impact the effective tax rate. Any failure to achieve predicted results could negatively impact the Company’s revenues, cash flow from operations, and other financial results. The Company’s financial results will also depend on a number of other factors, including the risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company’s position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company’s expectations or any change of events, conditions, or circumstances on which any such statement is based.

About Trimble
Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information, visit:  www.trimble.com